Exhibit 99.1
                Dawson Geophysical Announces Planned Expansion@

    MIDLAND, Texas, June 3 /PRNewswire-FirstCall/ -- The following was released by Dawson Geophysical Company (Nasdaq: DWSN):

    Dawson Geophysical Company today announced its intention to field an additional seismic data acquisition crew in response to continuing demand for its high resolution surveys. This expansion will bring the crew complement to eight. Improved market conditions are a direct result of more favorable prices for crude oil and natural gas obtained by the Company's client base.
    Founded in 1952, Dawson Geophysical Company acquires and processes 2-D, 3-D and multi-component seismic data used in analyzing subsurface geologic conditions for the potential of oil and natural gas accumulation. Dawson's clients -- major and intermediate-sized oil and gas companies and independent oil operators -- retain exclusive rights to the information obtained.
    The Company operates highly mobile, land-based acquisition crews throughout the lower 48 states. Data processing is performed by geophysicists at Dawson's computer center in the Midland, Texas headquarters. The Company also provides data processing services through the Houston, Texas office.
    In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company's actual results of operations. Please see the Company's Form 10-K for the fiscal year ended September 30, 2003 for a more complete discussion of such risk factors.

SOURCE  Dawson Geophysical Company
    -0-                             06/03/2004
    /CONTACT: L. Decker Dawson or Christina Hagan, both of Dawson Geophysical Company, +1-432-684-3000/
    /Web site:  http://www.dawson3d.com /
    (DWSN)
CO:  Dawson Geophysical Company
ST:  Texas
IN:  OIL
SU: